Exhibit 99

FOR IMMEDIATE RELEASE	Contact:
Paul Fletcher
Chief Financial Officer
(540) 542-6300

Harriet Fried
Lippert/Heilshorn & Assoc.
(212) 838-3777

Trex Company Appoints Frank H. Merlotti, Jr. to Board of Directors

WINCHESTER, Va. – February 13, 2006 – Trex Company, Inc. (NYSE: TWP), manufacturer of Trex® decking and railing, today announced the appointment of Frank Merlotti, Jr. to fill a newly created position on the Board of Directors.

Mr. Merlotti, 55, joins the Board with almost 30 years of business experience. Since 2002, he has served with Steelcase Inc., the global leader in the office furniture industry, as the president of Steelcase North America. In that capacity, he provides leadership for all aspects of North American operations, including sales, marketing and product development.

Mr. Merlotti previously served as president and chief executive officer of G&T Industries, a leading supplier of foam and soft-service materials to the office furniture industry, and president and chief executive officer of the Metropolitan Furniture Company, a Steelcase Design Partnership company.

Anthony Cavanna, chairman and chief executive officer of Trex, commented, “We are pleased to have Frank join our Board of Directors. He has had a distinguished career, and his broad-based management expertise will be extremely valuable as we work to capitalize on Trex’s leading brand, our superior products and the many growth opportunities in our market.”

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking and railing, with over 13 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking and railing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company’s website, www.trex.com. Trex® is a federally registered trademark of Trex Company, Inc., Winchester, Va.